Exhibit 99.1

FOR IMMEDIATE RELEASE
Introgen Therapeutics Reports Third Quarter 2007
Financial and Corporate Results
AUSTIN, TX, November 9, 2007 — Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today its financial results for the third quarter ended September 30, 2007.
During the quarter, the Company used cash, cash equivalents and short-term investments of $6.0 million. Introgen’s cash, cash equivalents, short-term investments and marketable securities were $38.1 million at September 30, 2007.
Revenue was $139,000 for the quarter ended September 30, 2007, compared to revenue of $733,000 for the quarter ended September 30, 2006. Operating expenses were $8.1 million for the quarter ended September 30, 2007, compared to $6.8 million for the quarter ended September 30, 2006. These operating expenses include $1.1 million and $1.2 million for the quarters ended September 30, 2007, and September 30, 2006, respectively, of expense related to share-based compensation.
Net loss was $7.5 million, or $0.17 per share, for the third quarter of 2007 compared to a net loss of $5.7 million, or $0.15 per share, for the same quarter last year.
Nine Months Financial Results
Revenue was $543,000 for the nine months ended September 30, 2007, compared to revenue of $1.1 million for the nine months ended September 30, 2006. Operating expense was $22.8 million for the nine months ended September 30, 2007 and $23.8 million for the nine months ended September 30, 2006, which includes $3.9 million and $5.0 million, respectively, of expense related to share-based compensation.
Introgen reported a net loss of $20.9 million, or $0.48 per share, for the nine months ended September 30, 2007. These results compare to a net loss of $21.6 million, or $0.58 per share, for the nine months ended September 30, 2006.
“These results are consistent with our expectations and guidance,” said David G. Nance, Chairman and CEO of Introgen. “We are on track to achieve our major milestones of ADVEXIN registration submissions for two oncology indications, Li-Fraumeni Syndrome cancers and recurrent head and neck cancer, before the end of the year.”
About ADVEXIN
ADVEXIN p53 therapy is a targeted molecular therapy with broad applicability in a wide range of tumor types and clinical settings because it targets one of the most fundamental and common molecular defects, abnormal p53 tumor suppressor function, associated with cancer initiation, progression and treatment resistance. Introgen believes that ADVEXIN has demonstrated increased survival and tumor growth control in recurrent head and neck cancer patients. In addition, ADVEXIN has demonstrated clinical activity in a number of solid tumor types in multiple phase 1, 2 and 3 clinical trials conducted worldwide. Introgen’s first clinical trial was initiated in 1995 and approximately 30 clinical trials have been conducted to date in more than ten different oncology indications.

About Introgen Therapeutics
Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the development, manufacturing and commercialization of targeted tumor suppressors, a new class of therapies for the treatment of cancer. Introgen’s technology delivers targeted molecular therapies that increase production of normal cancer-fighting proteins and cytokines. The Company is developing a proprietary pipeline of product candidates utilizing molecular biomarkers to identify patients most likely to benefit from its therapies which target central cancer-causing mechanisms. ADVEXIN®, its lead product candidate, targets abnormal p53, a fundamental cancer defect present in over 50 percent of all tumors. Introgen is analyzing its phase 3 clinical trial for recurrent head and neck cancer using ADVEXIN as a monotherapy. The Company plans to complete regulatory filings in both the United States and in Europe by the end of 2007. For more information about the Company, please visit www.introgen.com.
Forward-Looking Statements
Statements in this release that are not strictly historical may be “forward-looking” statements, including those relating to Introgen’s future success with its research programs, the ADVEXIN clinical development program for treatment of cancer, regulatory submissions in the U.S. and Europe and Introgen’s financial performance. The actual results may differ from those described in this release due to risks and uncertainties that exist in Introgen’s operations and business environment, including Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission, including its filings on Form 10-K and Form 10-Q. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.
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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s website at www.introgen.com.

Contact:
Introgen Therapeutics, Inc.	WeissComm Partners
C. Channing Burke	Blair Schoeb
(512) 708 9310 Ext. 322	(917) 432-9275
Email: c.burke@introgen.com	bschoeb@wcpglobal.com

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	SEPTEMBER 30,	DECEMBER 31,
	2007	2006
	(Unaudited)
	(Thousands)

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS	$21,908	$41,345

MARKETABLE SECURITIES	16,162	6,957

OTHER CURRENT ASSETS	243	397

PROPERTY AND EQUIPMENT, NET	4,436	5,172

OTHER ASSETS	272	290

TOTAL ASSETS	$43,021	$54,161

ACCOUNTS PAYABLE, ACCRUALS AND OTHER CURRENT LIABILITIES	$6,257	$8,742

NOTES PAYABLE, NET OF CURRENT PORTION	7,180	7,448

OTHER LONG TERM LIABILITIES	290	923

TOTAL LIABILITIES	13,727	17,113

NON-CONTROLLING INTEREST IN CONSOLIDATED SUBSIDIARY	0	0

TOTAL STOCKHOLDERS’ EQUITY	29,294	37,048

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$43,021	$54,161

INTROGEN THERAPEUTICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2007	2006	2007	2006
	(Thousands except per share information.)
CONTRACT SERVICES, GRANT AND OTHER REVENUE	$139	$733	$543	$1,056

OPERATING EXPENSES:
RESEARCH AND DEVELOPMENT	5,074	4,256	13,012	14,198
GENERAL AND ADMINISTRATIVE	2,980	2,546	9,780	9,615

TOTAL OPERATING EXPENSES	8,054	6,802	22,792	23,813

LOSS FROM OPERATIONS	(7,915)	(6,069)	(22,249)	(22,757)

INTEREST INCOME, INTEREST EXPENSE AND OTHER INCOME, NET	369	331	1,337	1,109

LOSS BEFORE NON-CONTROLLING INTEREST IN CONSOLIDATED SUBSIDIARY	($7,546)	($5,738)	($20,912)	($21,648)

NON-CONTROLLING INTEREST IN CONSOLIDATED SUBSIDIARY	0	0	0	0

NET LOSS	(7,546)	(5,738)	(20,912)	(21,648)

NET LOSS PER SHARE, BASIC AND DILUTED	($0.17)	($0.15)	($0.48)	($0.58)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	43,845	37,245	43,768	37,213